EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SPS Commerce, Inc.:

We consent to the use of our report dated February 20, 2014, with respect to the consolidated balance sheet of SPS Commerce, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

January 23, 2015